Exhibit 10.5

CONFIDENTIAL SEPARATION AND CONSULTING AGREEMENT

This Confidential Separation and Consulting Agreement (“Agreement”) is entered into on November 20, 2025 by and between Corsair Memory, Inc. (the “Company”) and Michael G. Potter (“Employee”).

WHEREAS, the Company and Employee have agreed that Employee will resign from his current executive position as Chief Financial Officer of the Company effective December 2, 2025, and that his employment will terminate effective as of December 31, 2025 (the “Employment Termination Date”) and Employee shall thereafter provide certain consulting services to the Company, in each case, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Employee has agreed to serve as a transitional advisor to the Company as requested by the Company’s Chief Executive Officer (the “CEO”) or its then Chief Financial Officer (the “CFO”) and to provide transitional and other services that are appropriate for an individual of Employee’s knowledge, experience and past status as the Company’s CFO; and

WHEREAS, if Employee signs and returns this Agreement in accordance with Section 5 below, then this Agreement shall become a binding agreement between Employee and the Company on the date Employee signs this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, Employee and the Company agree as follows:

1. Termination of Employment, Severance and Consulting Services.

1.1 Termination of Employment. Regardless of whether Employee signs this Agreement, Employee’s last day of employment with the Company and any of its affiliates shall be the Employment Termination Date. Effective as of the Employment Termination Date, Employee’s employment with the Company and its affiliates shall terminate, and Employee shall automatically be deemed to resign from all Employee’s positions with the Company and its affiliates without any further action by Employee or the Company or any of its affiliates.

1.2 Accrued Obligations. Regardless of whether Employee signs this Agreement, no later than the Employment Termination Date, the Company shall pay to Employee (a) all accrued but unpaid salary through the Employment Termination Date, (b) all accrued unused paid time off through the Employment Termination Date, (c) all accrued but unpaid benefits through the Employment Termination Date, and (d) any unreimbursed business expenses incurred and submitted by Employee prior to the Employment Termination Date in accordance with Company policy (the “Accrued Obligations”).

1.3 Severance Upon Termination of Employment. Subject to and conditioned upon (a) Employee’s execution of this Agreement, including Employee’s timely execution and non-revocation of the general release of claims attached hereto as Exhibit A (the “Release”), (b) Employee’s continued employment through the Employment Termination Date, and (c) Employee’s continued compliance with the Continuing Obligations (as defined below) (collectively, the “Severance Preconditions”), the Company shall provide Employee with the following severance benefits (the “Severance Benefits”): (i) during the period of time commencing on the Employment Termination Date and ending on the twelve

(12) month anniversary of the Employment Termination Date, the Company shall continue to pay Employee’s base salary at the rate in effect immediately prior to the Employment Termination Date (the “Salary Continuation Severance”); and (ii) if Employee timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Employee for, the premium (at the same rates in effect on the Employment Termination Date) for Employee and Employee’s covered dependents through the earlier of (A) the fifteen (15) month anniversary of the Employment Termination Date and (B) the date Employee and Employee’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that notwithstanding the foregoing, (1) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (2) the Company is otherwise unable to continue to cover Employee under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Employee in substantially equal monthly installments; provided, further, that (x) after the Company ceases to pay COBRA premiums pursuant to this Section 1.3, Employee may, if eligible, elect to continue healthcare coverage at Employee’s expense in accordance with the provisions of COBRA, and (y) Employee shall notify the Company immediately if Employee becomes covered by a group health plan of a subsequent employer. The Salary Continuation Severance shall be paid in twenty-four (24) substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Employment Termination Date and ending on twelve (12) month anniversary of the Employment Termination Date; provided, however, that no payments shall be made prior to the first regularly-scheduled Company payroll date occurring on or after the effectiveness of the Release (the “First Payroll Date”) (with all amounts that would have been otherwise payable under the Company’s normal payroll practices prior to the First Payroll Date paid on the First Payroll Date without interest thereon).

1.4 Consulting Services. If Employee satisfies the Severance Preconditions, then the Company will retain Employee as a consultant commencing on the Employment Termination Date and continuing until March 31, 2026 (the “Consulting Period”). During the Consulting Period, Employee will use Employee’s best efforts to provide transitional and other services that are appropriate for an individual of Employee’s knowledge, experience and past status as the Company’s CFO at the request of, and subject to the direction of the Company’s CEO and/or CFO or his or her designee (the “Consulting Services”). As consideration for the Consulting Services, the Company shall provide the Employee with the following (the “Consulting Benefits”), subject to Employees execution and non revocation of a general release of claims substantially similar to the Release on or following March 31, 2026 (the “Additional Release”): (i) Employee shall receive the annual bonus for fiscal year 2025 as follows: (a) for the Adjusted Operating Income and Revenue components of the bonus (75% of the total bonus combined), Employee will be receive such bonus in pari pasu with all other eligible executives and (b) as for the component related to personal performance (25% of the total bonus), Employee will receive such bonus based on a performance score of no less than 100% , which shall be paid no later than the date that such Company annual bonuses would otherwise be payable to employees in the ordinary course of business, but no later than March 15, 2026, (ii) each outstanding and unvested stock option (“Option”), restricted stock unit (“RSU”), and performance stock unit (“PSU”) identified on Exhibit B issued under the Company’s 2020 Incentive Award Plan to the Employee shall continue to vest in accordance with its terms during the Consulting Period, subject to Employee’s continuous service or retention as a consultant through each applicable vesting date, (iii) effective March 31, 2026, each outstanding Option shall automatically become fully vested and exercisable, 100% of each outstanding RSU shall automatically become vested, and 100% of the total remaining number of Earned PSUs (as such term is defined in the award agreement evidencing the PSU) earned pursuant to each outstanding

PSU on the basis of Company performance shall vest on an accelerated basis, subject to Employee’s continuous service of retention as a consultant through March 31, 2026, and (iv) effective March 31, 2026 each outstanding Option shall be amended to extend the post termination exercise period in effect for such Option, such that each Option shall remain exercisable until the earlier of (a) the expiration date of the Option (as set forth on Exhibit B) and (b) March 31, 2028. During the Consulting Period, (i) Employee’s relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Employment Termination Date, (ii) Employee will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, other than as expressly set forth in this Agreement, (iii) Employee will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company, and (iv) Employee will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the Consulting Period. For the avoidance of doubt, any portion of Employee’s outstanding RSUs and PSUs that are unvested as of the Employment Termination Date and will not otherwise be eligible to vest as a Consulting Benefit pursuant to the foregoing, shall be automatically forfeited as of the Employment Termination Date.

1.5 Termination and Consulting Representations. Employee acknowledges and agrees that the payments and benefits described in this Section 1 constitute adequate legal consideration for the promises and representations made by Employee in this Agreement. In addition, Employee hereby represents that, as of the Employment Termination Date, Employee will have been paid all wages earned, owed and for all hours worked, and Employee has received all the leave and leave benefits and protections for which Employee is eligible, pursuant to the Family and Medical Leave Act, or any applicable law or Company policy. Employee acknowledges that the payments and benefits described in this Section 1 shall be in lieu of any termination or severance payments or benefits for which Employee may be eligible under any of the plans, policies or programs of the Company and its affiliates or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state or local statute or regulation. Employee acknowledges and agrees that, in the event Employee breaches this Agreement, the Release or any of the Continuing Obligations, then any outstanding obligations of the Company to pay the Severance Benefits or Consulting Benefits shall immediately terminate and any Severance Benefits or Consulting Benefits previously paid by the Company hereunder shall be returned to the Company within 30 days of such breach.

2. Other Agreements and Representations.

2.1 Non-Disparagement. Employee agrees not to disparage the Company or its affiliates or any of their respective employees or directors in any manner likely to be harmful to its or their business, business reputations, or personal reputations.

2.2 Continuing Obligations. Employee acknowledges and reaffirms Employee’s continuing obligations under any existing agreements or arrangements with the Company or any of its affiliates containing restrictive covenants in favor of the Company and its affiliates, including, without limitation, the Employee Confidentiality Information and Invention Assignment Agreement dated

October 17, 2019 (the “CIIAA”) (the “Continuing Obligations”). Nothing in this Agreement (a) prevents Employee from exercising any protected rights, including under Section 7 of the National Labor Relations Act, or discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, (b)

prevents either party hereto from responding truthfully to subpoenas or similar legal requests, making truthful statements in connection with legal proceedings, or conferring with accountants, legal advisors or other advisors, or (c) prohibits Employee from communicating with any government agency, including Employee’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, or similar agency, or to cooperate with or participate in any investigation conducted by such agency or to make any other disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, Employee does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Further, Employee understands that: (i) Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

3. Cooperation; Return of Company Property. Employee shall provide Employee’s reasonable cooperation with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment with the Company. Employee represents and warrants that Employee shall, on or prior to the Employment Termination Date, complete the actions set forth in the CIIAA (Related to the return of Company Property).

4. Section 409A. This Agreement is intended to satisfy or be exempt from the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date hereof (collectively, “Section 409A”), and shall be administered and interpreted accordingly. Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Section 409A. Notwithstanding any provision to the contrary in this Agreement, no amount constituting deferred compensation subject to Section 409A of the Code shall be payable pursuant to this Agreement unless Executive’s termination of employment constitutes a Separation from Service. If as of the Employment Termination Date Employee is a “specified Employee” under Section 409A and any applicable policy of the Company, then any payment under this Agreement that is treated as deferred compensation under Section 409A payable upon termination of Employee’s employment shall be delayed until the date that is six (6) months after the date of Employee’s “separation from service” as determined under Section 409A (without interest or earnings). To the extent that payments under this Agreement are payments under a “reimbursement plan” subject to Section 409A, the right to reimbursement may not be exchanged for cash or any other benefit, the amount of expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of any eligible expense shall be made pursuant to the Company’s normal policies and procedures for expense reimbursement, which shall be in any event no later than the last day of the calendar year following the calendar year in which the expense was incurred.

5. Return of Agreement. Once Employee reviews and signs this Agreement, Employee must deliver it to Pete Hilliard , via email at pete.hilliard@corsair.com for signature by the Company.

6. Confidentiality of Agreement. Employee has agreed that, except as may be required by law, neither Employee nor any member of Employee’s family, nor anyone employed by Employee or under Employee’s authority or control, shall disclose to any individual or entity the terms of this Agreement or the circumstances of Employee’s separation from the Company; provided, however, that the foregoing shall not prohibit Employee from disclosing the terms and conditions of this Agreement to Employee’s attorneys, tax advisors, accountants and/or immediate family members (collectively, “Employee’s Confidants”), on a need to know basis only, provided that Employee informs Employee’s Confidants of this Section 6 and they agree to keep any such disclosed information strictly confidential. Employee understands and agrees that this Section 6 is a material provision of this Agreement and that any breach of this Section 6 by Employee or Employee’s Confidants shall be a material breach of this Agreement.

7. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit, or other proceeding that may be prosecuted, instituted, or attempted by Employee in breach hereof.

8. Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

9. Applicable Law. The validity, interpretation, and performance of this Agreement, including the Release, shall be construed, and interpreted according to the laws of the State of California.

10. Entire Agreement; Modification; Waiver. This Agreement is intended to be the entire agreement between the parties hereto and supersedes and cancels any and all other and prior agreements, written or oral, between the parties hereto regarding this subject matter (except with respect to the Continuing Obligations and any provisions in any other agreement between Employee and the Company or any of its affiliates that survive a termination of employment pursuant to their terms, which shall, in each case, remain in effect in accordance with their terms). The parties hereto agree that no waiver, amendment, or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment, or modification. No waiver of any term, condition, or default of any term of this Agreement shall be construed as a waiver of any other term, condition, or default.

11. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

12. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Agreement, delivered by either party hereto by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

[Remainder of page intentionally left blank]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Employee
By: /s/ Michael G. Potter
Michael G. Potter

Dated: Nov 20, 2025

Corsair Memory, Inc.
By: /s/ Thi La
Name: Thi La

Title: President & CEO

Dated: Nov 21, 2025

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is made by Michael G. Potter (“Employee”) in favor of Corsair Memory, Inc. (the “Company”) and the “Releasees” (as defined below), as of the date of Employee’s execution of this Release.

1. Release by Employee. In exchange for the severance benefits set forth in Section 1.3 of the Confidential Separation and Consulting Agreement by and between the Company and Employee (the “Agreement”) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers Benefit Protection Act of 1990 (“OWBPA”); Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; Cal. Lab. Code §§ 98.6 and 1102.5 for retaliation; the California Family Rights Act; the California Unruh Civil Rights Act; the California Confidentiality of Medical Information Act; the California Parental Leave Law; the California Military Personnel Bias Law; the California Occupational Safety and Health Act; the California Labor Code; discrimination and harassment claims under California's Fair Employment and Housing Act; and any federal, state or local laws of similar effect.

2. Claims Not Released. This Release shall not apply to: the Company’s obligations to provide to Employee payment of the Accrued Obligations (as defined in the Agreement); Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases Employee’s right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act; Employee’s vested rights under any retirement or welfare benefit plan of the Company; or any other rights that may not be waived by an employee under applicable law.

3. Unknown Claims. Employee acknowledges that Employee has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee, being aware of said California Civil Code section, hereby expressly waives any rights Employee may have thereunder, as well as under any other state or local statutes or common law principles of similar effect.

4. Older Workers Benefit Protection Act. In accordance with the OWBPA, Employee is hereby advised as follows:

(a) Employee has read this Release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.

(b) Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release.

(c) Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(d) The Company advises Employee to consult with an attorney prior to executing this Release.

(e) Employee has twenty-one (21) days to review and decide whether or not to sign this Release. If Employee signs this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(f) Employee has seven (7) days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period. If Employee revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release.

(g) If Employee wishes to revoke this Release, Employee shall deliver written notice stating Employee’s intent to revoke this Release to Pete Hilliard , via email at pete.hilliard@corsair.com on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Release.

5. Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Employee may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. This indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if Employee hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

6. No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (1) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (2) Employee’s right to file a charge with the EEOC or any other government agency; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge; provided, that Employee is not agreeing to waive, and this Release shall not be read as requiring Employee to waive, any right Employee may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.

7. Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Commodity Futures Trading Commission, the Department of Justice or any other securities regulatory agency, self- regulatory authority or non-U.S., federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) receiving an award for information provided to any Government Agency, and/or (iv) disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. It is understood that this Release shall not require Employee to notify any Releasee of a request for information from any Governmental Agency that is not directed to the Company or of Employee’s decision to file a charge or complaint with or participate in an investigation conducted by any Governmental Agency. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any Governmental Agency, Employee must inform such Governmental Agency that the information Employee is providing is confidential. Despite the foregoing, Employee is not permitted to reveal to any third party, including any Governmental Agency, information Employee came to learn during Employee’s service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

8. Miscellaneous.

(a) No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

(b) Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.

(c) Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.

(d) Construction of Release. Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

(e) Entire Agreement/Integration. This Release, together with the Agreement, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Employee and an authorized representative of the Company.

(f) Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

[Remainder of page intentionally left blank]

Sign only on or within twenty (21) days after December 31, 2025.

/s/ Michael G. Potter
Michael G. Potter
Date: Nov 20, 2025

EXHIBIT B

EMPLOYEE’S OUTSTANDING EQUITY AWARDS